Exhibit 10.5

[G-III Letterhead]

December 9, 2016

Mr. Neal Nackman

43 Kensett Lane

Darien, CT 06820

Dear Neal:

This letter agreement, when accepted by you, shall confirm the agreement between G-III Apparel Group, Ltd. (the “Company”) and you with respect to the matters set forth herein.

Subject to the terms and conditions of this letter agreement, in the event the Company shall terminate your employment without “Cause” (as such term is defined in Executive Transition Agreement (the “Transition Agreement”), dated February 15, 2011, between the Company and you), the Company shall continue to pay compensation to you and to provide benefits previously provided to you for a period of twelve (12) months from the date your employment terminates (sometimes referred to herein as the “severance amounts”). For the purposes of determining compensation payable to you pursuant to the preceding sentence, your applicable salary will be the highest annual rate of salary in effect during the one-year period preceding the date your employment terminates, and you shall be deemed to be entitled to an annual bonus for the 12-month severance period in an amount equal to the average annual cash bonus earned by you during the two fiscal years immediately preceding the fiscal year in which your employment terminates, it being understood that the cash portion of the severance payments (including the sum of the salary continuation at the annual rate referred to above and the applicable deemed annual bonus amount described above) will be payable in equal installments in accordance with the Company’s regular payroll schedule. The Company may deduct and withhold from the payments to be made to you hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

Notwithstanding the foregoing, the Company’s obligation to pay or provide and your right to receive severance amounts are conditioned upon (1) receipt by the Company, within 60 days after the termination of your employment, of a duly executed general release in the form of Exhibit A attached hereto which is no longer subject to revocation. Subject to the preceding sentence, the payments and benefits provided for under this letter agreement shall not be reduced or affected by, or otherwise subject to any mitigation as a result of, any new employment position you may commence or any other compensation you may receive subsequent to the date your employment terminates. Subject to the provisions hereof, including, without limitation, satisfaction of the release condition imposed pursuant to this paragraph and any delayed payment requirement that may be imposed by the following paragraph, severance amounts required to be paid or provided under this Agreement shall be made or begin (x) with respect to such amounts that are subject to and not exempt from Section 409A of the Internal Revenue Code of 1986, as amended at the end of the 60-day time period described above and (y) with respect to all other such amounts, on the payroll date immediately following the Company’s receipt of the release which is no long subject to revocation; and, on such applicable payment commencement date, you will be entitled to receive a single sum make-up payment equal to the sum of the severance payments (or applicable unpaid portion thereof) you would have received from the date of the event giving rise to such severance payments and the delayed start date for such payments.

For purposes of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”), each of the payments that may be made under this letter agreement shall be deemed to be a separate payment. With respect to the time of payment of any amounts under this letter agreement that are deemed to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and terms of like import) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision to the contrary contained herein, if you are treated as a “specified employee” within the meaning of Section 409A at the time of the termination of your employment, any payment otherwise required to be made to you on account of such termination of employment which is properly treated as deferred compensation subject to Section 409A, shall be delayed until the first business day following the earlier of (1) the date six months following such termination of employment, or (2) the date of your death; and, on the payment date as so delayed, the Company will make a single lump sum payment to you (or your estate, as the case may be) equal to the aggregate amount of the payments that were so delayed. To the extent you are entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits you receive in one year shall not affect amounts provided in any other year, (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. The parties intend that all payments under this letter agreement will be exempt from or will comply with Section 409A, as applicable, and this letter agreement shall be construed and interpreted in a manner that is consistent with that intent. Notwithstanding the foregoing, you shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this letter agreement.

Except for the Transition Agreement, this letter agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, and may be modified only by a written instrument signed by each of the parties hereto. To the extent that payments to you in connection with a termination of your employment in connection with a “Change of Control” (as such term is defined in the Transition Agreement) could be determined by the terms of both this letter agreement and the Transition Agreement, the terms of the Transition Agreement shall apply to determine such payments to you upon such a termination of your employment.

If the foregoing accurately sets forth our agreement, please execute two copies of this letter agreement and return one fully executed copy to the undersigned.

G-III APPAREL GROUP, LTD.

By:	/s/ Wayne S. Miller

Accepted and Agreed to:

/s/ Neal Nackman
Neal Nackman

EXHIBIT A

[Letterhead of G-III Apparel Group, Ltd.]

[Date]

Mr. Neal Nackman

[Address]

Dear Neal:

This will confirm that your employment with G-III Apparel Group, Ltd.. (the “Company”) has been terminated as of [date]. In exchange for your general release and fulfillment of all of your commitments in this Agreement, which are set forth below, the Company will pay you the severance amounts set forth in the letter agreement, dated December ____, 2016, with the Company (the “Letter Agreement”). In addition, you agree (i) not to disparage the Company or any of its subsidiaries or affiliates (collectively, the “G-III Group”) or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the G-III Group and (ii) not to tortiously interfere in any manner with the present or future business activities of the G-III Group.

The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against any member of the G-III Group and any of its or their stockholders, officers, directors, employees, or agents, arising out of or relating to your employment and the termination thereof up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, applicable New York State law, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment in the future with the Company or any other member of the G-III Group. You do not, however, waive or release any claims which arise after the date that you execute this agreement or any claims to enforce your rights to any payments or benefits owed under the letter agreement or pursuant to any benefit plans or any claims or rights to indemnification by the Company pursuant to any indemnification agreement as may be in effect for your benefit or pursuant to the Company’s articles of incorporation, bylaws or other governing documents.

The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this Agreement. By executing this Agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this Agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this Agreement, and that you have elected to enter into this Agreement knowingly and voluntarily. You may revoke your assent to this

Agreement within seven days of its execution by you (the “Revocation Period”), and this Agreement will not become effective or enforceable until the Revocation Period has expired.

If this is in accordance with our agreement, please sign and return to us the enclosed copy of this Agreement, which shall then be a binding agreement between us.

G-III APPAREL GROUP, LTD.

By:

Title:

Agreed and Accepted:

Neal Nackman

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